Exhibit 10.1

NUANCE COMMUNICATIONS, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into by and between Mark Benjamin (“Executive”) and Nuance Communications, Inc., a Delaware corporation (the “Company”), as of March 19, 2018, with Executive’s employment to commence on April 23, 2018 or such earlier date as may be mutually agreed (the actual employment commencement date being the “Effective Date”).
1.Duties and Scope of Employment.
(a)    Positions and Duties. As of the Effective Date, Executive will serve as the Company’s Chief Executive Officer (the “CEO”). Executive will report directly to the Company’s Board of Directors (the “Board”). As of the Effective Date, Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive’s position within the Company, as will be reasonably assigned to him by the Board. Executive’s primary work location will be the Company’s headquarters office in Burlington, Massachusetts. While the Company is publicly-held and Executive is serving as CEO, Executive shall be nominated to serve on the Board at each annual meeting of the Company’s stockholders. Executive will be appointed to the Board for an initial term upon or shortly following the Effective Date. Executive shall be a member of the Board at all times during the Employment Term while the Company is not publicly-held.
(b)    Obligations. During the Employment Term (as defined below), Executive will devote Executive’s full business efforts and time to the Company and will use reasonable good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s corporate governance guidelines and code of business conduct and ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without additional approval of the Board (but in accordance with and subject to the Company’s written policies as in effect from time to time), serve in any capacity with any civic, educational, or charitable organization and manage Executive’s personal business and legal affairs, but only so long as such services, management or involvement do not interfere in any material respect with Executive’s duties or obligations to the Company (for the avoidance of doubt, including but not limited to the Company’s schedule of Board meetings). Notwithstanding the foregoing, Executive may serve on at least one for-profit board of directors during the Employment Term, subject to the approval of the Board from time to time (which approval shall not be unreasonably withheld), but only so long as such services do not interfere in any material respect with Executive’s duties or obligations to the Company (for the avoidance of doubt, including but not limited to the Company’s schedule of Board meetings). Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that, prior to the Effective Date, Executive disclosed to the Company in writing all threatened, pending, or actual claims that were unresolved and still outstanding as of immediately prior to the Effective Date, in each case, against Executive of which Executive was aware, if any, as a result of Executive's employment with any previous employer or Executive's membership on any boards of directors or other similar boards.
(c)    Other Entities. The Executive acknowledges that in the course of Executive's duties that Executive may be appointed to serve as an officer or director of one or more of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment and Executive agrees to serve without additional compensation as an officer and director for any such subsidiaries, partnerships, joint ventures, limited liability companies or other affiliates; provided, that, any such service is covered by the indemnification and insurance set forth in Section 16(a) of this Agreement. Upon the termination of Executive’s employment for any reason, unless otherwise requested in writing by the Board, Executive will be deemed, as of the date of termination, to have resigned from all other positions held at the Company and its affiliates and without any further required action by Executive. Executive, at the Board’s request, will execute any documents necessary or appropriate to reflect Executive's resignation from all such positions. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control with the Company.
2.Term of Agreement. Subject to earlier termination pursuant to Section 7 hereof, this Agreement will have an initial term commencing on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Agreement will renew automatically for successive one (1) year terms (each an “Additional Term” which, together with the Initial Term, shall be referred to herein as the “Employment Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the Employment Term will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If Executive becomes entitled to benefits under Section 7 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For avoidance of doubt, Executive will not be entitled to severance benefits under Section 7 due solely to notice of non-renewal or termination of the Agreement due to non-renewal in accordance with its terms.
3.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
4.Compensation.
(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $800,000 as compensation for Executive's services (the “Base Salary”). The Base

Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Base Salary will be subject to review and adjustment periodically in accordance with the Company’s standard practices.
(b)    Annual Bonus. Executive’s annual target bonus will be not less than 150% of Base Salary (the “Target Bonus”). The annual bonus will be determined based upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). The actual earned annual bonus, if any, payable to Executive for any fiscal year will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and therefore may be higher or lower than target for over- or under- performance. As determined by the Committee, in order for any annual incentive to be earned at the maximum, overachievement of the applicable performance goal(s) will be required. Each annual bonus will be subject to the terms of the Company’s bonus plan then in effect for Company senior executives and payable at the time or times applicable generally to other Company senior executives. The Committee will seek input from the Executive in developing the Company’s new annual bonus program. For fiscal 2018, Executive’s minimum annual bonus will be fifty percent (50%) of Executive’s Target Bonus.
(c)    Signing Bonus. Executive will receive a lump sum signing bonus of $250,000 payable in the first pay cycle following the Effective Date. If within one (1) year after the Effective Date, Executive voluntarily terminates employment with the Company other than for Good Reason, death or Disability, or is terminated for Cause (as such terms are defined below), Executive shall be required to repay a pro-rated portion of the signing bonus to the Company within thirty (30) days following such termination.
(d)    Relocation Benefit. Executive will relocate Executive’s primary residence (that is, the residence Executive principally will use during the workweek other than when travelling for business or PTO) to the Boston, Massachusetts area no later than September 1, 2018. The Company will provide Executive an expense budget of $100,000 to use for Executive’s principal residence in the Boston, Massachusetts area and for Executive’s reasonable commuting expenses for travel between Executive’s New Jersey residence and the Company’s headquarters office. In order to be eligible for reimbursement, any such expense must be reasonable and incurred on or before the earlier of Executive’s family’s relocation to the Boston, Massachusetts area or September 1, 2019. Executive also will receive reimbursement of reasonable expenses to relocate Executive family and their primary residence to the Boston, Massachusetts area. For purposes of the preceding sentence, only relocation expenses that are incurred on or before September 1, 2019 will be eligible for reimbursement. Any commuting or relocation payments or reimbursements will be reported as taxable income to the extent required by applicable law. Any commuting or relocation expenses that are taxable to Executive will be subject to additional tax offset payments from Company to Executive, provided that the total of all commuting, housing and relocation reimbursement amounts, including tax offset payments, made by the Company to Executive will not exceed $450,000 (exclusive of reasonable brokerage commissions and any associated tax offset for the sale of Executive’s principal residence in Short Hills, New Jersey). All commuting expenses will be subject to the Company’s travel and entertainment policy applicable to senior executives as in effect from time to time. If, within one year of the date of relocation of Executive’s family, Executive voluntarily terminates employment with the Company other than for Good Reason, death or Disability, or Executive is terminated for Cause, Executive will be required to reimburse the Company on a pro-rated basis the gross amount of all relocation expenses for which Executive has previously received payment from the Company or for which the Company paid directly (excluding in both cases commuting expenses). Notwithstanding Section 9(d), the following payment timing rules will apply to amounts reimbursable under this Section 4(d). Amounts to be reimbursed against the $100,000 budget will be reimbursed during calendar year 2018. All other amounts to be reimbursed under this Section 4(d) will be reimbursed during calendar year 2019. Executive must submit reasonable documentation of the expenses no later than ten (10) days before the end of the calendar year in which the expenses will be reimbursed. Reimbursement of eligible expenses will be made no later than thirty (30) days after Executive’s submission of the required documentation but in all cases no later than the deadline specified in this Section 4(d).
(e)    Equity Awards. Within fifteen (15) days following the Effective Date, the Board or Committee shall grant Executive a number of restricted stock units under the Company’s 2000 Stock Plan (the “Plan”) having an aggregate fair value of $10 million. The fair value of the this award, as well as the Make-Whole RSUs in Section 4(f), will be determined based on the average closing market price of Company common stock for the twenty (20) consecutive trading days ending with the Effective Date. The Company may grant shares of restricted stock in lieu of part or all of the restricted stock units so long as the restricted stock otherwise has the same terms and conditions as the RSUs which would have been granted in this section. The restricted stock units will be divided equally between time-based restricted stock units (“RSUs”) and performance-based RSUs (“PSUs), as follows.
(i)    RSUs. The RSUs will be subject to the Company’s standard terms and conditions for time-based RSUs under the Plan, all as reflected in the applicable form of RSU agreement. The RSUs will be scheduled to vest as to one-third of the RSUs on each of the first three anniversaries of the Effective Date, subject to Executive’s continued service (and not to performance goals or other vesting conditions) with the Company through each vesting date (or as otherwise provided in Section 7 of this Agreement).
(ii)    PSUs. The PSUs will be subject to the Company’s standard terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable form of PSU agreement. The PSUs will vest based on achievement of targeted levels of Company total shareholder return over a three-year performance period in relation to total shareholder return for the companies comprising the S&P Software & Services Select Industry Index (as set forth in the PSU agreement). Vesting of PSUs may range from 0% to 200% of the target award based on actual level of achievement. Earned shares will be settled shortly after the end of the performance period in early 2021, subject to Executive’s continued service with the Company through the vesting date (the third anniversary of the Effective Date) (or as otherwise provided in Section 7 of this Agreement).
(f)    Make-Whole RSU. On the same date that the grants in Section 4(e) above are made, the Board or Committee will also grant Executive a one-time make-whole grant of a number of RSUs having a fair value of $2 million, which is intended to partially compensate

Executive for compensation that Executive will forfeit by leaving Executive’s current employer to join the Company (the “Make-Whole RSUs”). The Make-Whole RSUs will be subject to the Company’s standard terms and conditions for time-based restricted stock units under the Plan. The Make-Whole RSUs will be scheduled to vest as to one-half of the award on each of the first two annual anniversaries of the Effective Date, subject to Executive’s continued service (and not to performance goals or other vesting conditions) with the Company through each vesting date (or as otherwise provided in Section 7 of this Agreement).
(g)    Future Equity Awards. As further consideration for Executive leaving Executive’s current employer to join the Company and forfeiting compensation from that employer, Company will also grant Executive an additional RSU and/or PSU grant during fiscal year 2019 with a value (using the valuation methodology applied by the Company to all simultaneous equity grants) of at least $6 million. The exact size (subject to the preceding sentence) and other terms of any additional fiscal year 2019 awards will be determined by the Board or the Committee in good faith, provided that the Change of Control vesting treatment of the awards will be no less favorable than applies to other senior executives of the Company generally. Thereafter, Executive will be eligible for such equity awards as the Board or Committee determines in its discretion and in accordance with Company practices from time to time.
(h)    No Board Compensation. While Executive is CEO, Executive will not receive additional compensation for any service on the Board.
5.Employee Benefits.
(a)    Generally. Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements on terms at least as favorable as for other senior executive officers of the Company, as such plans, policies and arrangements may exist from time to time. Executive will be eligible to receive the following supplemental executive benefits in addition to standard levels of coverage under Company plans:
(i)    Tax Planning Allowance. Reimbursement of expenses incurred by Executive for tax and financial planning services not to exceed $10,000 per year for each whole or partial calendar year (but in all events not to exceed $10,000 in total for any calendar year) during the Employment Term. In order to be reimbursed, Executive must submit reasonable documentation of expenses incurred within sixty (60) days after the end of the calendar year in which the expenses were incurred. Reimbursement of eligible expenses, less applicable tax withholdings, will be made no later than sixty (60) days after Executive’s submission of the required documentation.
(ii)    Executive Life Insurance. Company-paid Executive individual life insurance policy equal to $500,000 in value, subject to medical clearance.
(iii)    Disability Benefit. Enhanced disability benefit under the Company’s long-term disability program (“LTD Program”) providing coverage of sixty percent (60%) of eligible earnings up to a maximum monthly benefit of $18,500 or such greater benefit amount as may then be provided under the LTD Program.

(iv)    Enhanced Wellness Benefit. Coverage of annual enhanced physical examination for Executive.
(b)    Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. Following the Effective Date, Executive shall be entitled to be reimbursed up to $25,000 for reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement. Executive agrees to submit appropriate receipts to substantiate such expenses within sixty (60) days of the date such expenses are incurred. The Company shall reimburse or pay directly any properly substantiated expense promptly thereafter, but in no event later March 15, 2019.
7.Severance Benefits.
(a)    Termination Other than During Change of Control Period. If Executive’s employment with the Company and its subsidiaries is terminated (i) by the Company other than for Cause and for a reason other than death or Disability, or (ii) Executive resigns with Good Reason, and such termination occurs outside the Change of Control Period, then, subject to Section 8 and the other provisions of this Agreement, the Company shall provide the Executive with the following:
(i)    Base Salary Severance. A lump sum severance payment equal to two hundred percent (200%) of Executive’s Base Salary as in effect immediately prior to the termination date (not taking into account any reduction in Base Salary which constituted Good Reason).
(ii)    Target Bonus Severance. A lump sum severance payment equal one hundred percent (100%) of Executive Target Bonus in effect for the fiscal year that includes the termination date (not taking into account any reduction in Target Bonus which constituted Good Reason).
(iii)    Pro-Rated Target Bonus. A lump sum severance payment equal to a prorated portion of the Executive’s Target Bonus (not taking into account any reduction in Target Bonus which constituted Good Reason) in effect for the fiscal year that includes the termination date based on the percentage of the fiscal year completed prior to termination.
(iv)    Time-Based Equity Awards. The vesting period of each (if any) of Executive’s outstanding and unvested time-vesting equity awards (excluding performance-based awards for which the applicable goals have not been satisfied) covering shares of the Company’s common stock shall accelerate by twelve (12) months; provided, however that the initial $5 million time-based RSU grant and the Make-Whole RSU grant referenced above in Sections 4(e)(i) and 4(f) respectively, shall fully vest to the extent not already vested. Accelerated vesting will be subject to the release and payment timing provisions in Section 8(a).

(v)    Initial PSU Award. With respect to Executive’s initial PSU award referenced in Section 4(e)(ii) above, and only if termination occurs before the end of the applicable performance period, the three-year performance period will be shortened to the date immediately prior to the date of termination and to the extent the performance goal has been achieved as of such date, Executive will receive prorated vesting of the otherwise earned shares based on the percentage of the three-year performance period completed prior to the termination of employment. If termination occurs following the end of the performance period, but prior to payment of the earned award, the earned award shall be paid to Executive when otherwise due to be paid. For avoidance of doubt, no other performance-based equity awards will vest on account of this subsection (v).
(vi)    Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For eighteen (18) months from the date of Executive’s termination the Company will pay directly on Executive’s behalf the COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum cash payment (within thirty (30) days following such determination) in an amount equal to the product of (x) eighteen (18), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(b)    Termination in Connection with a Change of Control. If during the Change of Control Period (i) Executive’s employment with the Company and its subsidiaries is terminated by the Company other than for Cause and for a reason other than death or Disability or (ii) Executive resigns with Good Reason, then, subject to Section 8 and the other provisions of this Agreement, the Company shall provide Executive with the following:
(i)    Severance. A lump sum severance payment equal to two hundred and fifty percent (250%) of Executive’s Base Salary (not taking into account any reduction in Base Salary which constituted Good Reason) as in effect immediately prior to the termination date (or, if greater, as in effect immediately prior to the Change of Control).
(ii)    Target Bonus. A lump sum severance payment equal to two hundred percent (200%) of Executive’s Target Bonus (not taking into account any reduction in Target Bonus which constituted Good Reason) for the year in which Executive’s termination occurs.

(iii)    Pro-Rated Target Bonus. A lump sum severance payment equal to a prorated portion of the Executive’s Target Bonus (not taking into account any reduction in Target Bonus which constituted Good Reason) in effect for the fiscal year that includes the termination date based on the percentage of the fiscal year completed prior to termination.
(iv)    Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to COBRA for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For eighteen (18) months from the date of Executive’s termination the Company will pay directly on Executive’s behalf the COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum cash payment (within thirty (30) days following such determination) in an amount equal to the product of (x) eighteen (18), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(v)    Vesting of Equity Awards. One hundred percent (100%) of Executive’s outstanding and unvested time-vesting equity awards (excluding performance-based awards for which the applicable goals have not been satisfied) covering shares of the Company’s common stock shall become vested in full, subject to the release and payment timing provisions in Section 8(a).
(c)    Vesting of Performance Shares. Upon a Change of Control, a number of Executive’s then-outstanding performance-based restricted stock units granted under the Plan (or any successor thereto) that are subject to financial metric performance goals for the fiscal year in which the Change of Control occurs will become eligible for time-based vesting based upon the performance goals being deemed achieved at 100% of targeted performance (the “Eligible Shares”). Following the Change of Control, the original time-based vesting schedule for the Eligible Shares will cease to apply and the Eligible Shares will instead vest on the last day of the performance period in which the Change of Control occurs unless a shorter vesting period is provided in the operative agreements relating to such award, subject to Executive’s remaining a Service Provider (as defined in the Plan) through such date, or, if earlier, upon Executive’s termination by the Company or its successor other than for Cause or upon Executive’s resignation with Good Reason. Upon a Change of Control, Executive’s then-outstanding performance-based restricted stock units granted under the Plan (or any successor thereto) that are subject to relative total shareholder return performance goals will become eligible for time-based vesting based on the number of shares that would vest based on actual performance determined as of the Change of Control (the “Eligible TSR Shares”).

Following the Change of Control, the Eligible TSR Shares shall vest on the last day of the performance period, subject to Executive’s remaining a Service Provider (as defined in the Plan) through such date, or, if earlier, upon Executive’s termination by the Company or its successor other than for Cause or upon Executive’s resignation for Good Reason.
(d)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates in a voluntary resignation (other than with Good Reason), or if the Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits except as otherwise provided by applicable law or those (if any) as may be available under the Company’s severance and benefit plans and policies in effect at the time of such termination (see Section 7(e) in the case of termination due to death or Disability).
(e)    Termination for Death or Disability. If Executive’s employment with the Company and its subsidiaries terminates on account of Executive’s death or absence from work due to a disability for a period in excess of ninety (90) days in any twelve-month period that qualifies for benefits under the Company’s long-term disability program (“Disability”), the Company, subject to the release and payment timing provisions in Section 8(a), shall provide Executive with the following:
(i)    Continued Employee Benefits. Continuation coverage under the terms of the Company medical benefit plan pursuant to COBRA for Executive and/or Executive’s eligible dependents, subject to Executive or Executive's dependents timely electing COBRA coverage. For one year from the date of Executive’s termination the Company will pay directly on Executive’s behalf the COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum cash payment (within thirty (30) days following such determination) in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(ii)    Vesting of Equity Awards. One hundred percent (100%) of Executive’s outstanding and unvested time-vesting equity awards (excluding performance-based awards for which the applicable goals have not been satisfied) covering shares of the Company’s common stock will become vested, subject to Executive’s compliance with Section 8 and the other provisions of this Agreement (or, in the event of Executive’s death, his estate’s compliance with Section 8(a)).

(iii)    Initial PSU Award. With respect to Executive’s initial PSU award referenced in Section 4(e)(ii) above, and only if termination occurs before the end of the applicable performance period, the three-year performance period will be shortened to the date immediately prior to the date of termination and to the extent the performance goal has been achieved as of such date, Executive (or his estate) will receive prorated vesting of the otherwise earned shares based on the percentage of the three-year performance period completed prior to the termination of employment, subject to Executive’s compliance with Section 8 and the other provisions of this Agreement. If termination of employment occurs following the end of the performance period, but prior to payment of the earned award, the earned award shall be paid to Executive (or his estate) when otherwise due to be paid.
(f)    Accrued Amounts. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive: (i) any unpaid base salary due for periods prior to the date of termination, payable on the next payroll date following termination, (ii) accrued and unused vacation, as required under the applicable Company policy, payable on the next payroll date following termination; (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy, payable pursuant to the Company reimbursement policy; (iv) except for a termination of employment under Section 7(d), earned, but unpaid, bonus for any previously completed fiscal year, payable when annual bonuses are otherwise paid to senior executives; (v) any amounts or benefits otherwise due under applicable law, payable within the period of time mandated by law and (vi) accrued vested benefits due under the applicable terms of the benefits plans of the Company or its subsidiaries (including vested equity awards).
(g)    Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 7 of this Agreement, the provisions of Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the term of this Agreement, Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment, , other than those benefits expressly set forth in Section 7 of this Agreement.
(h)    Transfer between Company and any Subsidiary. For purposes of this Section 7, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated without Cause for purposes of this Agreement if Executive continues to remain employed by the Company or any subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary); provided, that, Executive shall retain all rights that he has under this Agreement to terminate employment with Good Reason provided that the conditions for Good Reason as defined herein are otherwise satisfied.
8.Conditions to Receipt of Severance.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits in Section 7 pursuant to this Agreement is subject to Executive (or, in the event of Executive’s death, his estate’s) signing and not revoking a separation agreement and release of claims in substantially the form attached to this Agreement as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). The Company will provide the Release to Executive (or his estate) within seven (7) days following termination of Executive’s employment. The Company may update the Release following the Executive’s termination of employment to reflect subsequent changes in law and consistent with the intent of a full release of claims but, for the avoidance of doubt, in no event may the Company add any new material post-employment obligation on the part of Executive (or his estate). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. Any severance payments or benefits otherwise payable to Executive between the termination date and the Release Deadline will be paid on or within fifteen (15) days following the Release Deadline, or, if later, such time as required by Section 9(a), except that acceleration of vesting of equity awards not subject to Section 409A will become effective on the date the Release becomes effective. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
(b)    Proprietary Information and Non-Competition Agreement. Executive’s receipt of any severance payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information, Inventions and Noncompetition Agreement between Executive and the Company (the “Confidentiality Agreement”).
9.Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.
(c)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.
(d)    To the extent any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the Employment Term or thereafter, provides for a “deferral of compensation” within the meaning of Section 409A and otherwise is not otherwise exempt from or compliant with Section 409A, it will be made in accordance with Section 409A, including, but not limited to, the following provisions: (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to the applicable reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit or payment; (iii) to the extent there is any reimbursement of an expense, subject to any shorter time periods provided in this Agreement or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of Executive’s taxable year following the taxable year of Executive in which the expense was incurred; and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will be provided, and reimbursements will be made for expenses incurred, only during Executive’s lifetime.
(e)    The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the Requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A; provided, that, any such amendments shall endeavor to maintain the economic intent of this Agreement to the extent reasonably practicable. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law.
10.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (and any other applicable excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), (3) cancellation of accelerated vesting of equity awards and (4) reduction of continued employee benefits. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes hereunder absent manifest error for which Executive or the Company provides written notice to the Accountants and other party within fifteen (15) days of the date that the notifying party becomes aware of the error. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
11.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” will mean (i) any act of dishonesty or fraud taken by Executive in connection with Executive's responsibilities as an employee (other than acts that are immaterial or inadvertent and if the immaterial or inadvertent act is capable of cure, such act is cured promptly by Executive); (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company, or material breach of the duty to protect the Company’s confidential and proprietary information; (iii) Executive’s conviction or plea of nolo contendere to a felony or a crime involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude; (iv) Executive’s gross negligence or willful misconduct in the performance of his duties; (v) Executive’s material breach of this Agreement or a material written Company policy(ies); (vi) Executive’s engagement in conduct or activities that result or are reasonably likely to result in negative publicity or public disrespect, contempt or ridicule of the Company or Executive, and which the Board reasonably believes will have a demonstrably injurious effect on the Company’s reputation or business or Executive’s ability to perform Executive’s duties, but excluding conduct or activities undertaken in good faith by Executive in the ordinary course of Executive performing his duties or promoting the Company; (vii) Executive’s failure to abide by the lawful and reasonable directives of the Company (excluding any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts); or (viii) Executive’s failure to relocate Executive’s primary residence to the Boston, Massachusetts area by September 1, 2018, provided that the Company may only terminate Executive for Cause under this subsection (viii) within sixty (60) days following September 1, 2018 and provided further that in the event Executive experiences a family emergency or similar unexpected and exigent personal circumstance, the Board in good faith will delay relocation deadline by ninety (90) days or waive the relocation deadline. Notwithstanding the foregoing, a termination of the Executive’s employment shall not be for “Cause” unless the Company notifies Executive in writing of the alleged failure or breach that the Company claims constitutes Cause, and if such failure or breach is capable of cure, Executive fails to cure such failure or breach within thirty (30) days of such notice. During such cure period the Company may place Executive on paid leave and bar Executive from Company activities.
(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities;
(ii)    the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction);
(iii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets); or
(iv)    during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect the type of transaction described in subsections  (i), (ii) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board.
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)    Change of Control Period. “Change of Control Period” shall mean the period beginning three (3) months prior to a Change of Control and ending on the one-year anniversary of the Change of Control.
(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(e)    Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, considered deferred compensation under Section 409A.
(f)    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)    Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities (including a failure to appoint Executive to the Board shortly following Executive’s employment commencement date or to nominate Executive for election as a member of the Board at each annual meeting for as long as Executive is CEO); (ii) a material reduction by the Company in the annual base compensation or target bonus opportunity (as a percentage of Base Salary) of the Executive as in effect as of the date hereof, other than a one-time uniform reduction applicable to all senior executives of ten percent (10%) or less that occurs more than one (1) year after Executive’s employment commencement date and more than three (3) months prior to a Change of Control; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive’s then present location; (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12 below; or (v) a material breach by the Company of this Agreement or any Company equity award agreement entered into with Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of Executive’s knowledge of the initial existence of the grounds for “Good Reason” and the Company shall have failed to cure during a period of thirty (30) days following the date of such notice. Notwithstanding any contrary provision of this Agreement, a failure by the Company’s stockholders to elect Executive to the Board will not be a basis for Good Reason so long as the Company nominated Executive for election.

(h)    Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.
(i)    Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
12.Successors.
(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume in writing the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.Notice.
(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by private courier service such as UPS or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which Executive or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Company’s Chief Legal Officer or General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).
14.Confidential Information. As a condition of employment, Executive agrees to execute and comply with the Confidentiality Agreement.
15.Arbitration and Equitable Relief.
(a)    Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes with Executive, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes that Executive may have with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of or relating to, or resulting from Executive’s employment or relationship with the Company or the termination of that employment or relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in the Massachusetts Rules of Civil Procedure (the “RULES”) and pursuant to Massachusetts law. The Federal Arbitration Act shall continue to apply with full force and effect. Executive agrees that Executive may only commence an action in arbitration, or assert counterclaims in an arbitration, on an individual basis and, thus, Executive hereby waives Executive’s right to commence or participate in any class or collective action(s) against the Company, as permitted by law. Disputes that Executive agrees to arbitrate, and thereby waives any right to a trial by jury, include any statutory claims under local, state, or federal law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Discriminatory Wage Rates Penalized Law (Massachusetts Equal Pay Law), Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Discrimination Against Certain Persons on Account of Age Law, Massachusetts Equal Rights Law, Massachusetts Violation of Constitutional Rights Law, Massachusetts Family and Medical Leave Law, Massachusetts Wage Act, claims relating to employment status, classification and relationship with the company, claims of harassment, discrimination, wrongful termination, breach of contract, and any statutory or common law claims. Executive also agrees to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability or validity of this agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. With respect to all such claims and disputes that Executive agrees to arbitrate, Executive hereby expressly agrees to waive, and does waive, any right to a trial by jury. Executive further understands that this agreement to arbitrate also applies to any disputes that the company may have with Executive. Executive understands that nothing in this agreement constitutes a waiver of any rights Executive may have under applicable law, including, but not necessarily limited to, Section 7 of the National Labor Relations Act or the Sarbanes-Oxley Act, including any rights prohibiting compulsory arbitration.

(b)    Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS RULES”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from human resources, provided, however, that the JAMS RULES shall not contradict or otherwise alter the terms of this Agreement, including, but not limited to, the below cost sharing provision. The arbitration shall be before a single arbitrator who shall be a former federal or state court judge. The arbitration shall apply the federal rules of civil procedure, except to the extent such rules conflict with the JAMS RULES. Executive understands that the parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration (“Arbitration Costs”), except as prohibited by law, and understands that each party shall separately pay its respective attorneys’ fees and costs. In the event that JAMS fails, refuses, or otherwise does not enforce the aforementioned arbitration costs sharing provision, either party may commence an action to recover such amounts against the non-paying party in court and the non-paying party shall reimburse the moving party for the attorneys’ fees and costs incurred in connection with such action. Executive agrees that the arbitrator shall consider and shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive agrees that the arbitrator shall apply substantive Massachusetts law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS RULES conflict with substantive Massachusetts law, Massachusetts law shall take precedence. Executive agrees that arbitration under this Agreement shall be conducted in Boston, Massachusetts.
(c)    Remedy. Except as provided by the RULES and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the RULES or this Agreement, neither Executive nor the Company will be permitted to pursue or participate in a court action regarding claims that are subject to arbitration.
(d)    Availability of Injunctive Relief. Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Confidentiality Agreement between Executive and the Company or any other agreement regarding trade secrets, confidential information, noncompetition or nonsolicitation. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction without posting of a bond. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees without regard for the prevailing party in the final judgment, if any. Such attorneys’ fees and costs shall be recoverable on written demand at any time, including, but not limited to, prior to entry of a final judgment, if any, by the court, and must be paid within thirty (30) days after demand or else such amounts shall be subject to the accrual of interest at a rate equal to the maximum statutory rate.

(e)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Massachusetts Office for Human Rights, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law.
(f)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.
16.Miscellaneous Provisions.
(a)    Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s and its affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
(b)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(c)    Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e)    Entire Agreement. This Agreement, along with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, during the term of this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. For the avoidance of doubt, this Agreement shall be binding on the parties hereto upon its execution by all such parties.

(f)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY		NUANCE COMMUNICATIONS, INC.

	By:	/s/ Kenneth M. Siegel
Title: EVP & Chief Legal Officer
Date: March 19, 2018

EXECUTIVE	By:	/s/ Mark Benjamin
Date: March 19, 2018

FORM OF SEPARATION & RELEASE AGREEMENT
This Separation & Release Agreement (the “Agreement”) is made by and between Nuance Communications, Inc., a Delaware corporation (the “Company”), and _______________ (“Executive”). The Company and Executive are sometimes referred to collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive has agreed to enter this Agreement whereby Executive will release any and all claims Executive may have against the Company and other released parties upon certain events specified in the Employment Agreement by and between Company and Executive effective as of _____, 2018 (the “Employment Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.    Termination. Executive’s employment from the Company terminated on ________________ (the “Termination Date”).
2.    Confidential Information. Subject to Section 12, Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information, Inventions and Non-Competition Agreement between Executive and the Company (the “Confidentiality Agreement”). Executive agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Executive specifically acknowledges and agrees that any material violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company no later than the Effective Date of this Agreement.
3.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the severance and benefits to be paid as set forth in the Employment Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, premiums, leaves, relocation costs, interest, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.
4.    Post-Employment Restrictions. Executive reaffirms and agrees to abide by the Restrictions on Post-Employment Activities outlined in Section 7 of the Confidentiality Agreement.
5.    Non-disparagement. In exchange for the severance pay and other consideration under the Employment Agreement to which Executive would not otherwise be entitled, Executive agrees not to disparage the Company, the Company’s officers, directors, employees, , in any manner likely to be harmful to them or the Company’s business, business reputation or personal reputation. The Company agrees not to disparage Executive in any manner likely to be harmful to Executive or Executive’s business, business reputation, or personal reputation. Executive understands that the Company’s obligations under this Section 5 are limited to the Company’s current executive officers and directors, and only for so long as they are officers or directors of the Company. Nothing in this Agreement shall prevent either Executive or the Company employees who are aware of the existence of this Agreement from responding accurately and fully to any question, inquiry or request for information when required by legal process or otherwise in litigation testimony, nor prevent Executive from engaging in Protected Activities (as defined below).
6.    Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms of the Employment Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and Executive's respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, each in their respective official capacities as such, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the execution of this Agreement including, without limitation,
(a)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Family Rights Act; the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Massachusetts Law Prohibiting Unlawful Discrimination, as amended, Mass. Gen. Laws ch. 151B, § 1 et seq., Massachusetts Discriminatory Wage Rates Penalized Law (Massachusetts Equal Pay Law), as amended, Mass. Gen. Laws ch. 149, § 105A et seq., Massachusetts Right to be Free from Sexual Harassment Law, Mass. Gen. Laws ch. 214, § 1C, Massachusetts Discrimination Against Certain Persons on Account of Age Law, Mass. Gen. Laws ch. 149, § 24A et seq.,

Massachusetts Equal Rights Law, Mass. Gen. Laws ch. 93, § 102 et seq., Massachusetts Violation of Constitutional Rights Law, Mass. Gen. Laws ch. 12, § 11I, Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, § 52D; and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148, et seq.;
(e)    any and all claims for violation of the federal, or any state, constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)    any and all claims for attorneys’ fees and costs.
(h)    Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Employment Agreement (including, without limitation, any vested accrued benefits under the Company’s applicable plans and arrangements) or any rights Executive may have as a shareholder and does not release claims that cannot be released as a matter of law. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
7.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the General Counsel at the Company by close of business on the seventh day from the date that Executive signs this Agreement. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
8.    California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
9.    No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive has no present intention to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
10.    No Cooperation. Subject to Section 12, Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. For the avoidance of doubt, this provision shall not prevent any future employer of Executive (but not Executive in his personal capacity) from bringing claims against the Company.
11.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.
12.    Protected Activity. Executive understands that nothing in this Agreement or in the Confidentiality Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Proprietary Information under this Agreement or the Confidentiality Agreement to any parties other than the relevant Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications
13.    Miscellaneous.

(a)    Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
(b)    Authority. Executive represents and warrants that Executive has the capacity to act on Executive's own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
(c)    No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
(d)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(e)    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, each party shall bear its own costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and attorneys’ fees incurred in connection with such an action.
(f)    Entire Agreement. This Agreement, along with the Employment Agreement and the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
(g)    No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.
(h)    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Massachusetts, and the Company and the Executive each consent to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.
(i)    Effective Date. If Executive is over the age of 40 on the Termination Date, this Agreement will become effective eight (8) days after it has been signed by Executive, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive is under the age of 40 on the Termination Date, this Agreement will become effective as soon as it is signed by both Parties (the “Effective Date”).
(j)    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(k)    Voluntary Execution of Agreement. Executive understands and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and other persons referenced herein. Executive acknowledge that:
(i)    Executive has read this Agreement;
(ii)    Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has voluntarily declined to seek such counsel;
(iii)    Executive understand the terms and consequences of this Agreement and of the releases it contains; and
(iv)    Executive is fully aware of the legal and binding effect of this Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Separation & Release Agreement on the respective dates set forth below.

COMPANY    NUANCE COMMUNICATIONS, INC.
By:
Title:
Date:    , 20__

EXECUTIVE    By:
Title:
Date:    , 20__